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                                                                                                                        EXHIBIT (12)

                                                               NORTHWEST NATURAL GAS COMPANY
                                                     Computation of Ratio of Earnings to Fixed Charges
                                                            January 1, 1997 - December 31, 2001
                                                             (Thousands, except ratio amounts)
                                                                        (Unaudited)




                                                                               Year Ended December 31
                                        --------------------------------------------------------------------------------------
                                            1997             1998                 1999                2000              2001
                                        ----------      -----------          -----------          ----------         ---------

Fixed Charges, as Defined:
   Interest on Long-Term Debt           $   24,904      $    27,389          $    27,728          $   29,987         $  30,224

   Other Interest                            4,500            4,909                2,778               3,628             3,772
   Amortization of Debt
      Discount and Expense                     730              714                  699                 735               768
   Interest Portion of
      Rentals                                2,111            1,986                1,707               1,628             1,572
                                        ----------      -----------          -----------          ----------         ---------
   Total Fixed  Charges, as defined     $   32,245      $    34,998          $    32,912          $   35,978         $  36,336
                                        ==========      ===========          ===========          ==========         =========

Earnings, as Defined:
   Net Income                           $   43,059      $    27,301          $    45,296          $   50,224         $  50,187
   Taxes on Income                          21,034           14,604               24,591              26,829            27,553
   Fixed Charges, as above                  32,245           34,998               32,912              35,978            36,336
                                        ----------      -----------          -----------          ----------         ---------

   Total Earnings, as defined           $   96,338      $    76,903          $   102,799          $  113,031         $ 114,076
                                        ==========      ===========          ===========          ==========         =========


Ratio of Earnings to Fixed

 Charges                                       2.99             2.20                 3.12                3.14              3.14
                                        ===========      ===========          ===========          ==========         =========

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